Exhibit 5.1

October 8, 2015

St. Jude Medical, Inc.

One St. Jude Medical Drive

St. Paul, Minnesota 55117

Re:                             An aggregate of 1,171,183 Shares of Common Stock of St. Jude Medical, Inc. offered pursuant to the Thoratec Corporation Amended and Restated 2006 Stock Incentive Plan

Dear Sir or Madam:

I have examined the proceedings taken and the instruments executed in connection with the reservation for issuance and authorization of the sale and issuance from time to time of not in excess of an aggregate of 1,171,183 shares (the “Shares”) of the Common Stock of St. Jude Medical, Inc. (the “Company”) pursuant to the terms of the Thoratec Corporation Amended and Restated 2006 Stock Incentive Plan (the “Plan”).  The Shares are the subject of a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), which is being filed with the Securities and Exchange Commission (the “Commission”) and to which this opinion is to be attached as an exhibit.

In arriving at the opinion expressed below, I have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of public officials and such other documents as I have deemed relevant and necessary as the basis for the opinions set forth below.  In my examination, I have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated herein and in reliance on statements of fact contained in the documents that I have examined, I am of the opinion that the Shares, when issued and sold in accordance with the terms set forth in the Plan and against payment therefor, will be validly issued, fully paid and non-assessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement, and I further consent to the use of my name under the caption “Interest of Named Experts and Counsel” in the Registration Statement.  In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Jason A. Zellers
Jason A. Zellers
Vice President, General Counsel and Corporate Secretary